Exhibit 10.16

INSTRUMENT OF INDEMNITY

from Henderson Group plc

PART 13 - Instrument of Indemnity

THIS INSTRUMENT OF INDEMNITY is made the           day of           2015 between:

HENDERSON GROUP PLC (registered number 101484) whose registered office is at 47 Esplanade, St Helier, Jersey JE1 0OB (the “Company”)

AND:

[Name of Director] of [address] (the “Indemnified Person”)

WHEREAS the Company has agreed, subject to the terms of this Instrument, to:

1.              provide an indemnity upon the terms of this Instrument to the Indemnified Person;

2.              permit the Indemnified Person to have access to certain board papers;  and

3.              maintain insurance upon the terms of this Instrument in respect of certain liabilities which might attach to the Indemnified Person under this Instrument.

NOW THIS INSTRUMENT WITNESSES as follows:

1.	DEFINITIONS

In this Instrument:

1.1	the following words have the following meanings:

	“Act”	the Companies (Jersey) Law 1991;

	“Appointment Period”	the period during which the Indemnified Person is a Director, Secretary and/or a Henderson Representative;

	“Articles”	the Articles of Association of the Company as amended from time to time;

	“Board”	as the context requires:

(i) The board of directors of a company in the Henderson Group; or

(ii) Any committee of the board of directors of a company in the Henderson Group which at any time includes the relevant Indemnified Person;

	“Board Papers”	all written communications of or to the Board given or made available to the

Indemnified Person from time to time, including periodic board papers, submissions, minutes, letters, managerial or supervisory committee or sub-committee papers;

“Business Day”	Monday to Friday, except any day which is generally recognised as a public holiday in Jersey or the United Kingdom;

“Claim”	any actual or contemplated proceedings or other dispute resolution procedure brought against the Indemnified Person which might give rise to a right to indemnification under the Indemnity;

“Commencement Date”	[insert date]

“Directors”	from time to time, directors of the Company (including alternate directors) and the directors of any other company in the Henderson Group (including alternate directors);

“D&O Insurance”

A directors & officers insurance policy provided and/or maintained by or on behalf of the Company for the benefit of (amongst others) Indemnified Persons, which insures Indemnified Persons against liability for acts or omissions of Indemnified Persons in their respective capacities (or, following the Appointment Period, former capacities) as Directors, Secretaries and/or Henderson Representatives in relation to a company in the Henderson Group or an External Company;

“Employee”	an employee from time to time of any company in the Henderson Group;

“External Company”

a body corporate (including, for the avoidance of doubt, a trustee or joint venture company), other than a company in the Henderson Group, of which the relevant Indemnified Person is a Henderson Representative from time to time;

“Government Agency”	Any government or any governmental, semi-governmental, regulatory or judicial entity or authority, including any organisation established under statute and any stock exchange;

“Henderson Group”	the Company and each company which is a wholly-owned subsidiary of the Company (as defined in the Act) from time to time;

“Henderson Representative”

an Employee or Director or other person approved in writing by the Chief Executive of the Company who, at the request or direction of a company in the Henderson Group and for such period as that company may require represents a company in the Henderson Group on any board, managerial or supervisory committee of another company in the Henderson Group or an External Company;

“Indemnity”	the indemnity contained in Clause 4, which is subject to the provisions of this Instrument;

“Losses”

any costs, claims, charges, losses, damages, expenses or other liabilities of any kind, including legal costs incurred on or after the Commencement Date in defending any proceeding (whether civil, criminal, administrative or judicial) or appearing before any court, tribunal, Government Agency or other body and any liability under any regulatory rule in any case incurred or suffered by the Indemnified Person anywhere in the world and arising out of the discharge on or after the Commencement Date of the duties of the Indemnified person as a Director;

“Post-Appointment Period”	in relation to an Appointment Period, the period beginning immediately after such Appointment Period and ending six years later.

1.2                              the headings are for convenience only and do not affect the interpretation of this Instrument;

1.3                              a reference to a Clause means a clause of this Instrument;

1.4                              save where the context otherwise refers, references to the singular include the plural, and vice versa;

1.5                              save where the context otherwise refers, references to a “company” include to any body corporate wherever incorporated;

1.6                              the masculine includes the feminine:

1.7                              references to any statute or statutory provisions include a reference:

1.7.1                    to that statute or provision as from time to time modified, extended or re-enacted;

1.7.2                    to any repealed statute or statutory provision which it re-enacts (with or without modification); and

1.7.3                    to any subordinate legislation made under the relevant statute or statutory provision; and

1.8                              references to this Instrument mean this Instrument as amended from time to time.

2.                                     COMMENCEMENT

This Instrument shall take effect from, and including, the Commencement Date.

3.                                     ACCESS TO BOARD PAPERS AND CONFIDENTIALITY

3.1                               During the Appointment Period, the Indemnified Person may retain a copy of any Board Paper except where the relevant Board has resolved that, due to the confidential nature of the Board Paper, all copies of the Board Paper are to be returned at the conclusion of the relevant board meeting.

3.2                               Notwithstanding Clause 3.1, during the Appointment Period and Post-Appointment Period, the Company will take all reasonable steps to procure that the Indemnified Person may upon reasonable notice and at all reasonable times, subject to Clauses 3.3 and 3.4, inspect and take copies of those Board Papers which the Indemnified Person can demonstrate to the Company’s reasonable satisfaction are necessary for the purpose of a legal proceeding:

3.2.1                      to which the Indemnified Person is a party; or

3.2.2                    that the Indemnified Person reasonably believes will be brought against him.

3.3                               A request to inspect or take copies of Board Papers may be refused if, in the reasonable opinion of the Company or any other company in the Henderson Group, this would materially prejudice the interests of a company in the Henderson Group (other than by way of a claim under the Indemnity), including where this could result in the loss, to a company in the Henderson Group, of its ability to claim legal professional privilege, common interest privilege and/or any other applicable privileges and immunities in relation to the relevant Board Papers or any part thereof.

3.4                               The Indemnified Person must not at any time waive, or allow to be waived, any legal professional privilege, common interest privilege and/or any other applicable privileges and immunities of any company in the Henderson Group in, or in relation to, any Board Paper or part thereof or do or omit to do anything that could cause legal professional privilege, common interest privilege and/or any other applicable privileges and immunities to be waived or lost.

3.5                               Subject to Clause 3.6, the Indemnified Person must at all times (including after any Appointment Period) maintain the confidentiality of Board Papers.

3.6                               The obligation of confidentiality set out in Clause 3.5 will continue to apply after the termination of this Instrument but will cease to apply to:

3.6.1                    information which comes into the public domain, otherwise than as a result of any breach of confidentiality by the Indemnified Person;

3.6.2                    information which must be disclosed for the purpose of bona fide court proceedings which arise out of the Indemnified Person’s involvement with any company in the Henderson Group, provided that:

(A)                    the relevant company in the Henderson Group has waived any claim to legal professional privilege, common interest privilege and/or all other applicable privileges and immunities;

(B)                    disclosure will not cause the right of any company in the Henderson Group to claim legal professional privilege, common interest privilege and/or any other applicable privileges and immunities in regard to any other information to be waived or lost; and

(C)                    the information is disclosed only to persons who have a need to know the information for the purposes of such court proceedings and only to the extent that each such person has such a need to know.

3.7                               At the end of each Appointment Period, the Indemnified Person must immediately deliver all Board Papers held by the Indemnified Person which relate to his acting as a Director, Secretary or Henderson Representative (as the case may be) during such Appointment Period to the secretary of the Company.

4.                                     INDEMNITY

4.1                               Subject to the provisions of this Instrument, the Company shall indemnify the Indemnified Person against all Losses, provided that the Indemnity shall not apply to the extent prohibited by any applicable law.

4.2                               The Indemnity does not apply in relation to any Loss incurred or suffered by the Indemnified Person arising out of the conduct of the business of, or the discharge of the duties of the Indemnified Person as a director, company secretary or member of any supervisory or managerial committee of:

4.2.1                    an External Company at any time when he is not, in relation to such External Company, a Henderson Representative; or

4.2.2                    any other company at any time when such company is not in the Henderson Group.

4.3                               The Company provides the Indemnity in consideration of the Indemnified Person acting or continuing to act as a Director.

4.4                               Subject to the provisions of this Instrument (including, without limitation, Clause 4.2 and Clause 15), the Indemnity:

4.4.1                    is an unlimited and continuing indemnity in respect of Losses; and

4.4.2                    acts so as to indemnify the Indemnified Person despite his Appointment Period ceasing or his otherwise ceasing to hold a particular position, or any position, with any company in the Henderson Group.

5.                                     EXCLUSIONS AND LIMITATIONS

5.1                               The Indemnity shall be subject to the following exclusions and limitations.  It will:

a)                         not modify or waive any of the duties which the Indemnified Person owes as an Employee, Director or Secretary under law or the rules of any relevant stock exchange, including duties as to confidentiality, whether during or after any Appointment Period;

b)                         not apply to any Loss incurred or suffered by the Indemnified Person to the extent that he may be indemnified by any third party in favour of such Indemnified Person (including under any D&O Insurance or indemnification by an External Company).

6.                                     CONDITIONS TO INDEMNIFICATION

6.1                               The Indemnified Person shall not be entitled to obtain indemnification under this Instrument unless he complies with the conditions set out in this Clause 6.  The Indemnified Person shall:

a)                         not disclose this Instrument or its terms to any third party;

b)                         provide the Company with an address for the service of notices and notify the Company of any changes to such address from time to time;

c)                          give notice in writing to the Company as soon as possible after becoming aware of any circumstances which could reasonably be expected to give rise to any Claim or Loss;

d)                         give notice in writing to the Company as soon as possible of all relevant details of, and all developments relating to, any actual or potential Losses, including forwarding to the Company every letter, document or other correspondence (whether in paper or electronic form) in any way relevant to such actual or potential Losses immediately on receipt;

e)                          not make, or permit to be made on his behalf, any admission, compromise, release, waiver, offer or payment relating to any Claim, without the prior written consent of the Company (which it may withhold at its discretion); and

f)                           whether before or after any payment by the Company, give such co-operation and information as the Company may request, and do every other thing that the Company may request, to enable the Company to exercise its rights under Clause 7 and/or be subrogated to the extent of any payment under this Instrument.

7.                                     CONDUCT OF CLAIMS

7.1                               Upon notification by the Indemnified Person of any actual or potential claim under the Indemnity, the Company shall, subject to Clause 7.3, be entitled to take over and conduct in the name of the Indemnified Person and at its sole discretion the defence or settlement of any Claim and/or to prosecute in his name for its own benefit any claim or proceedings, including instructing (at the Company’s cost) legal advisers to represent the Indemnified Person.

7.2                               Subject to Clause 7.3, if the Company exercises its rights under Clause 7.1, it shall instruct legal advisers on behalf of both the Company and the Indemnified Person, such that legal professional privilege, common interest privilege and/or any other applicable privilege and/or immunity attaches to any documents or advice provided by the legal advisers for the benefit of both the Company and the Indemnified Person.

7.3                               If the parties to any Claim include both the Company and the Indemnified Person, and representation of both such parties by the same legal advisers would be inappropriate due to an actual or potential conflict of interest, an Indemnified Person shall have the right, in relation to any such proceedings, to retain his own legal advisers, provided that the fees and expenses of such legal advisers shall be borne by such Indemnified Person, save where the Company has otherwise agreed in writing.

8.                                     PAYMENTS PURSUANT TO THE INDEMNITY

8.1                               Subject to the foregoing provisions of this Instrument, the Company shall, on written demand by the Indemnified Person, pay the amount then due and payable under the Indemnity.

8.2                               Subject to applicable law, at the request of the Indemnified Person, the Company may, at its sole discretion and if it should think fit, in the light of all circumstances which it might consider to be relevant, make advance payments (on such terms, including interest, as the Company may determine) to the Indemnified Person to meet any Loss expected to arise, including for the avoidance of doubt, any costs or expenses to be incurred in dealing with any Claim.

8.3                               Without prejudice to Clause 5, the Company shall, in the event that a payment is made to the Indemnified Person under the Indemnity in respect of a Particular Loss, be entitled to recover from the Indemnified Person an amount equal to any payment he receives under any D&O Insurance or by way of indemnity from any other person, to the extent that such payment relates to the same Loss.

8.4                               Within 14 days of receiving a written request from the Company, the  Indemnified Person must repay to the Company all amounts received by, or advanced to, the Indemnified Person under this Instrument;

8.4.1                    to the extent paid or advanced in contravention of Clause 4 or Clause 5;

8.4.2                    to the extent that the Losses to which such amounts relate are subsequently found not to constitute liabilities of the Indemnified Person; or

8.4.3                    which the company is entitled to recover under Clause 8.3.

9.                                     NOTICES

9.1                               Any notice, approval, consent or other communication in connection with this Instrument must be in writing and must be left at the address of the addressee, or sent by pre-paid ordinary post (or airmail if posted to or from a place outside the United Kingdom or the Channel Islands) to the address of the addressee which has been specified pursuant to this Clause 9 or, if the addressee notifies another address, to that address.

9.2                               Notice to the Company must be sent to its registered office and marked for the attention of the company secretary, unless an alternative address has been given pursuant to Clause 9.1.

9.3                               Notice to the Indemnified Person must be sent to the address:

9.3.1                    recorded at that time as the address of the Indemnified Person in the register of directors of the relevant company in the Henderson Group; or

9.3.2                      notified under Clause 9.1.

9.4                               A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 9.5) unless a later time is specified in it.

9.5                               Subject to Clause 9.6, a notice is deemed to be received:

9.5.1                    In the case of a notice left at the address of the addressee, upon delivery at that address; and

9.5.2                    In the case of a posted letter on the second (fifth, if posted to or from a place outside the United Kingdom or Jersey) day after posting.

9.6                               A notice received or deemed to be received in accordance with Clause 9.5 on a day which is not a Business Day or after 5.00 p.m. on any Business Day shall be deemed to be received on the next following Business Day.

10.                              DIRECTORS & OFFICERS LIABILITY INSURANCE

10.1                        Subject to Clause 10.2, the Company shall, at its sole cost, arrange and maintain during the Appointment Period and the Post-Appointment Period, D&O Insurance for the benefit of (amongst others) the Indemnified Person.

10.2                        The Company shall not be obliged to maintain or procure the maintenance of D&O Insurance to the extent that the board of directors of the Company, acting reasonably, considers that it would be unreasonable to do so (including, without limitation, because doing so may contravene any law or would cause the Company to incur unreasonable expense).

11.                              GROSSING UP

If any deductions or withholdings are required by law, or any payments due from the Company under this Instrument are liable for taxation in the hands of the Indemnified Person, the Company shall (subject to applicable law) be liable to pay to the Indemnified Person such further sums as shall be required to ensure that the net amount received by the Indemnified Person will equal the full amount which would have been received under this Instrument in the absence of any such deductions or withholdings.

12.                              ASSIGNMENT

No Indemnified Person shall be entitled to assign (whether absolutely or by way of security), transfer, mortgage, charge, declare himself as trustee for a third party of or otherwise dispose of his rights under, or any interest in, this Instrument.

13.                              GOVERNING LAW AND JURISDICTION

13.1                        This Instrument shall be governed by, and construed in accordance with, the laws of Jersey.

13.2                        The courts of Jersey shall have non-exclusive jurisdiction in relation to any claim or dispute under this Instrument and any matter arising therefrom.

14.                              CONFLICTS

14.1                        In so far as the provisions of this Instrument conflict with the provisions of any applicable law or the Articles, the provisions of the law or the Articles shall take precedence.

14.2                        In the event of any provision of this Instrument being determined unenforceable in whole or in part for any reason, such unenforceability shall not affect or impair the enforceability of the other provisions or, in the case of provisions unenforceable only in part, shall not affect or impair the remainder of the relevant provision.  Such other provisions or parts thereof, as appropriate, shall continue to bind the parties.

15.                              VARIATION AND WHOLE AGREEMENT

15.1                        With the exception of any indemnity contained in the Articles, this Instrument constitutes the entirety of any indemnity given by the Company to the Indemnified Person.  This Instrument supersedes all prior arrangements between the Company and the Indemnified Person (whether written or oral) which in any way indemnify the Indemnified Person (provided that nothing in this Clause 15 excludes any liability for fraud).

15.2                        The board of directors of the Company may resolve to amend the terms of this Instrument from time to time.  For the avoidance of doubt, no amendment to the terms of this Instrument made pursuant to this Clause 15.2 shall affect the rights of the Indemnified Person in respect of any Losses incurred, or arising out of the conduct of the business of the relevant company or the discharge of the duties of the Indemnified Person, before any such amendment is made.

16.                              NO WAIVER

No failure to exercise nor any delay in exercising any right, power or remedy by the Indemnified Person or the Company operates as a waiver.  A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.

IN WITNESS whereof this Instrument has been executed on the day and year first above written.

EXECUTED by	)
Henderson Group plc acting by:	)
)

Director

Director/Secretary

EXECUTED by	)
[Name of Director] in	)
the presence of:	)

[Signature of Director]

Signature of Witness

Name of Witness

Address of Witness